CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of The Charles Schwab Family of Funds of our report dated February 19, 2019, relating to the financial statements and financial highlights, which appears in Schwab Investor Money Fund, Schwab Retirement Advantage Money Fund and Schwab Value Advantage Money Funds’ Annual Reports on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the heading “Financial Highlights” and “Miscellaneous” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

January 16, 2020